Exhibit 10.1

Stellar Media

AGREEMENT between Stellar Media LLC, 1309 Coffeen Avenue STE 1200, Sheridan, Wyoming, 82801 ("SM"), and Arma Services Inc., 7260 W. Azure Dr., Suite 140-928, Las Vegas, NV 89130 ("Client").

1.	Appointment

Client appoints SM as Client's exclusive advertising and marketing firm in connection with the products and/or services of Client described in Schedule 1, attached hereto, for a term ("Term") as hereinafter provided.

2.	Scope of Advertising Services

SM will provide Client with the advertising services provided in Schedule 2, attached here to. Should Client request SM to perform additional services beyond what is provided in Schedule 2, SM and Client will negotiate in good faith with respect to the terms, conditions, and compensation for such additional services. Any agreement for additional services will be set forth in writing and considered an addendum to this Agreement.

3.	Ownership

All campaigns, trademarks, service marks, slogans, artwork, written materials, drawings, photographs, graphic materials, film, music, transcriptions, or other materials that are subject to copyright, trademark, patent, or similar protection (collectively, the "Work Product") produced by SM are the property of the Client provided Client pays all fees and costs associated with creating and, where applicable, producing such Work Product.

Notwithstanding the foregoing, it is understood that SM may, on occasion, license materials from third parties for inclusion in Work Product. In such circumstances, ownership of such licensed materials remains with the licensor at the conclusion of the term of the license. In such instances, Client agrees that it remains bound by the terms of such licenses. SM will keep Client informed of any such limitations.

4.	Term

The term of this Agreement shall commence on the date provided in Schedule 1 ("Commencement Date") and shall continue until terminated by either party upon thirty (30) days' prior written notice ('°Notice Period"), provided that this Agreement may not be terminated prior to the expiration of one (I) month from the Commencement Date. Notice shall be deemed given on the day of mailing or, in case of notice by email, on the day the email is received by SM. During the Notice Period, SM's rights, duties, and responsibilities shall continue.

5.	Compensation and Billing Procedure

SM will be compensated and Client will be billed as provided in Schedule 3, attached here to.

Stellar Media

1309 Coffeen Avenue STE 1200, Sheridan, Wyoming,82801

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6.	Confidentiality and Safeguard of Property

Client and SM respectively agree to keep in confidence, and not to disclose or use for its own respective benefit or for the benefit of any third party (except as may be required for the performance of services under this Agreement or as may be required by law), any in formation, documents, or materials that are Confidential, as hereinafter defined, regarding each other's products, business, customers, clients, suppliers, or methods of operation; provided, however, that such obligation of confidentiality will not extend to anything in the public domain or that was in the possession of either party prior to disclosure. SM and Client will take reasonable precautions to safeguard property of the other entrusted to it, but in the absence of negligence or willful disregard, neither Agency nor Client will be responsible for any loss or damage.

Confidential Information is defined as business plans, cost and pricing information, financial information, and other internal and proprietary information not disclosed in public filings or available through public means.

To the extent that Material Nonpublic Information ("MNPI") is disclosed by Client to SM, Client will advise SM of the extent of the MNPI. SM agrees that it will cause its employees to agree in writing those it is unlawful and prohibited for any employee to engage in trading on the basis of MNPI or to divulge such information to others.

7.	Representations and Indemnification

Client represents and warrants to SM that information provided to SM under this Agreement is truthful, complete and accurate and contains no misleading statements or omissions and otherwise conforms to and is consistent with Client's obligations arising under the federal securities laws.

To the fullest extent permitted by law, Client agrees to indemnify and hold SM and its, owners and employees harmless with respect to any claims, damages and expenses including but not limited to attorney's fees arising or resulting from performance of services by SM relating to this Agreement, including claims based upon SM's preparation and dissemination of advertising materials for Client and including but not limited to claims of business or reputational damage, failure to adhere to regulatory requisites, libel, slander, piracy, plagiarism, invasion of privacy, or infringement of copyright.

Client further agrees to indemnify and hold SM harmless with respect to any death or personal injury claims or actions arising from the use of Client's products or services.

8.	Commitments to Third Parties

Client understands and agrees that, during the course of SM's performance of services under this Agreement, there will be cost and expense owed and payable to third parties for purchases of content and media, and placement of marketing materials.

All purchases of media, production costs, and engagement of talent will be subject to Client's prior approval. Client reserves the right to cancel any such authorization, where upon SM will take all appropriate steps to effect such cancellation, provided that Client will hold SM harmless with respect to any costs incurred by SM as a result.

Client agrees that SM shall advance and be liable for payments to third parties only to the extent that proceeds specifically attributable to that expense have cleared from Client to SM. In the event that funds have not been provided to SM, Client agrees to be solely liable for those costs and expenses and agrees and understands that performance of services by SM may be impacted or delayed due to Client's failure to arrange for payments for such media and production expense.

Stellar Media

1309 Coffeen Avenue STE 1200, Sheridan, Wyoming,82801

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9.	Amendments

Any amendments to this Agreement must be in writing and signed by Agency and Client.

10.	Breach and Remedies

In the event that either party alleges that the other has breached this Agreement, it shall provide written notice to the other party within fourteen (14) days of that alleged breach, identifying the nature of the breach.

After receipt of that notice, the party alleged to have engaged in the breach has ten (10) days to cure the breach.

In no event shall either party be liable to the other for indirect, special, incidental, consequential or punitive loss or damage. Further, in no event shall either party's liability exceed amount paid or payable under the terms of the Agreement.

11.	Notices

Any notice shall be deemed given on the day of mailing or, if notice is e-mail, on the day the email is received by the recipient.

12.	Governing Law

This Agreement shall be interpreted in accordance with the laws of the Province of Ontario without regard to its principles of conflicts of laws. Jurisdiction and venue shall be solely within the Province of Ontario.

13.	Arbitration

Any claim arising out of or related to this Agreement and the services to be performed pursuant to the Agreement shall be subject to Arbitration to be administered by the Canadian Arbitration Association or such other entity or individual as the parties may agree. A demand for arbitration shall be made in writing within thirty (30) days of the event or circumstance giving rise to the claim and must include all issues and claims then known to the demanding party.

Stellar Media

1309 Coffeen Avenue STE 1200, Sheridan, Wyoming,82801

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Stellar Media

IN WITNESS WHEREOF, SM and Client have executed this Agreement.

Stellar Media LLC.

By: /s/ Peter James Kolacz

Name: Peter James Kolacz

Title: Director

ARMA Services Inc.

By: /s/ Jaime Sanchez C.

Name: Jaime Sanchez C.

Title: Director

Stellar Media

1309 Coffeen Avenue STE 1200, Sheridan, Wyoming,82801

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Stellar Media

Schedule 1: Products/Services Assigned to SM

Services provided include development and fulfillment of the Client’s marketing programs and advertising campaigns. SM shall provide to Client up to 600 hours of their resources per month to fulfill on these services.

SM’s role will be to advertise the Client’s business, products, and services, and deliver custom reporting to Client as required. SM-Client meetings will be conducted as needed.

I.	Campaign Builds, Management & Optimization –
a.	Google Ads, Microsoft Ads
b.	Display Advertising
c.	Social Advertising
d.	Retargeting
e.	Programmatic Advertising
f.	Other Digital Advertising Channels & Options
g.	Conversion Rate Optimization
h.	Traditional Advertising (TV, Radio, Print, etc)

II.	Creative Asset Development and Delivery –
a.	Website Creative
b.	E-commerce development
c.	Landing Pages
d.	Banners
e.	Text Ads
f.	Branding Development
g.	Labels
h.	Flyers
i.	Email Newsletters
j.	Marketing Material For Commercial Events
k.	Trademarks & Copyright Consulting

III.	Software Development
a.	Overview: Development of a custom software solution to meet the specific needs of the Client, including analysis of requirements, software design, coding, testing, and deployment.
b.	Requirements Gathering: Conducting meetings with stakeholders to gather detailed requirements and specifications for the custom software solution.
c.	Software Design: Creating a detailed design and architecture of the software solution, including user interface design, database design, and system integration.
d.	Software Development: Coding and implementation of the software solution based on the agreed-upon design and specifications.
e.	Testing and Quality Assurance: Conducting comprehensive testing of the software solution, including functional, performance, and security testing, to ensure it meets quality standards.
f.	Deployment: Deploying the completed software

Stellar Media

1309 Coffeen Avenue STE 1200, Sheridan, Wyoming,82801

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Schedule 2: Commencement Date and Scope of Services

I.	Commencement Date: Oct 11th, 2022

II.	Scope of Services

A.	Create, prepare, and submit to Client for approval, advertising ideas and programs;

B.	Employ on Client’s behalf, SM’s knowledge of available media and means that can be used to advertise Client’s products or services;

C.	Prepare and submit to Client for approval, estimates of costs of recommended advertising programs;

D.	Write, design, illustrate, or otherwise prepare Client’s advertisements and assets with Client’s guidance and approval;

E.	Build & execute digital advertising campaigns, and/or order the space, time, or other means to be used for Client’s advertising;

F.	Properly incorporate the message in mechanical or other form and forward it with proper instructions for the fulfillment of the order;

G.	Check and verify insertions, displays, broadcasts, or other means used, to such degree as is usually performed by advertising agencies;

H.	Audit invoices for space, time, material preparation, and services; and

I.	Provide reporting on advertising.

Schedule 3: Compensation and Billing Procedures

I.	Compensation

A.	Prior to SM beginning work on Client’s behalf, Client will pay a one-time fee of $150,000 to initiate services performed by SM including but not limited to asset design and development, advertising campaign development and setup, quality assurance testing, custom reporting development and setup, media negotiations and placements, software development, and project management.

B.	Client will pay a monthly management fee in consideration of the advertising management services performed by SM according to the fee schedule below. Client will pay whichever management fee is greater within the related media spend range. At the conclusion of each month management fees will be calculated based on total actual media spend for that month.

Stellar Media

1309 Coffeen Avenue STE 1200, Sheridan, Wyoming,82801

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Budget Range (USD)	Management Fees (%)
$0 - $100,000	12.50%
$101,000 - $250,000	$12,500 or 11%*
$250,001 - $500,000	$27,500 or 9.50%*
$500,001 - $1,000,000	$47,500 or 8%*
$1,000,001 - $2,500,000	$80,000 or 6.50%*
$2,500,001 - $5,000,000	$162,500 or 5%*
$5,000,001 - $10,000,000	$250,000 or 3.50%*
$10,000,001+	$350,000 or 2%*

*Client agrees to pay whichever management fee is greater within the related media spend range. At the conclusion of each month management fees will be calculated based on total actual media spend for that month.

C.	Client agrees to reimburse SM for such cash outlays as SM may incur, such as mail postage and travel, in connection with services rendered in relation to Client’s account.

D.	All media budgets will be provided by Client to SM prior to activating, executing, and/or launching related media buys and advertising campaigns. SM will not provide and/or extend financial resources, lines of credit, or accept any financial liabilities for the Client for any purposes whatsoever.

E.	Payments and funding not received by due date will result in work cessation. SM reserves the right to refuse completion or delivery of work until past due balances are paid.

G.	Management fees and overage fees (if applicable) will be invoiced after the end of each month. Payment on these invoices will be made within 30 days of invoice date.

II.	Billing and Payment Procedures

A.	SM will invoice Client for all media and third-party costs sufficiently in advance of the due date to permit payment by Client to SM in order to take advantage of all available cash discounts or rebates.

B.	The cost of production materials and services shall be billed by SM upon completion of the production job, or upon receipt of supplier invoice prior thereto.

C.	On all outside purchases for traditional media, SM will attach to the invoice proof of billed charges from vendors, if requested by Client.

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D.	All invoices shall be rendered on or about the first day of each month and will be payable the thirtieth day of the month.

E.	Invoices shall be submitted in an itemized format. Interest will be charged on overdue invoices at a rate of two and a half percent (2.5%) per annum, or the maximum permitted by law, whichever is less.

Stellar Media

1309 Coffeen Avenue STE 1200, Sheridan, Wyoming,82801

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Stellar Media

Stellar Media LLC

INVOICE

1309 Coffeen Avenue STE 1200
Sheridan, Wyoming, 82801 USA

DATE:
11-Oct-22

INVOICE #
ARMA- 0001

DESCRIPTION	AMOUNT
Branding, Marketing, Software Development	150,000.00
SUBTOTAL	150,000.00
GST	
TOTAL	**150,000.00**

Stellar Media Stellar Media LLC INVOICE DATE: 11 - Oct - 22 1309 Coffeen Avenue STE 1200 Sheridan, Wyoming, 82801 USA INVOICE# ARMA - 0001 Bill To: Arma Services I nc . 7760 W. Azure Dr. Suite 140 - 928 Las Vegas, NV 89130 Phone (702) 659 - 9321 AMOUNT DESCRIPTION 150,000.00 Branding, Marketing, Software Development 150,000.00 SUBTOTAL GST TOTAL 150,000.00 Stellar Media 1309 Coffeen Aveuue STE 1200, Sheridan.Wyoming,82801

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